AMENDMENT NO. 1 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF SEPTEMBER 25, 2014

This Schedule to the Distribution Agreement between Voyageur Mutual Funds and Delaware Distributors, L.P. entered into as of April 19, 2001 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
			designated as
			Service Fee
		Total 12b-1 Plan	Rate (per
		Fee Rate (per	annum of the
		annum of the	Series’
		Series’ average	average daily
		daily net assets	net assets
		represented by	represented
		shares of the	by shares of
Series Name	Class Names	Class)	the Class)	Effective Date
Delaware Minnesota High-
Yield Municipal Bond Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Institutional Class			December 31, 2013
Delaware National High-Yield
Municipal Bond Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Institutional Class			December 31, 2008
Delaware Tax-Free California
Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Institutional Class			December 31, 2013
Delaware Tax-Free Idaho
Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Institutional Class			December 31, 2013
Delaware Tax-Free New York
Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Institutional Class			December 31, 2013

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman, CFA
Title:	President

VOYAGEUR MUTUAL FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer